Exhibit 19.1
PERIMETER SOLUTIONS
INSIDER TRADING POLICY

Last Revised July 2024
Prepared by Legal and Compliance Department, Finance Department

Related Policies:
Perimeter Solutions Business Conduct and Ethics Expectations
Perimeter Solutions Media Policy
Perimeter Solutions Regulation FD Compliance and External Communications Policy
Perimeter Solutions Policies and Procedures for Shareholder Communications to Independent Directors

The Board of Directors (the “Board”) of Perimeter Solutions, SA (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Perimeter”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees and other related individuals.
This policy is not intended to create obligations of Perimeter or the Board beyond those established by applicable laws or regulations. As a result, use of the word “shall,” “should” or “will” with respect to an activity or responsibility, shall be interpreted to create only the legal obligation that would have been imposed on Perimeter or the Board in the absence of these policies and procedures. To the extent that these policies and procedures might be interpreted to create any responsibility or obligation beyond that required by law or regulation (a “Discretionary Responsibility”), it will be interpreted to not create any material or legally enforceable obligation or responsibility, and any such Discretionary Responsibility may be waived or modified at the full discretion of Perimeter or the Board.
Why do we have this Policy?
On a regular basis we provide you, our employees, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees will have knowledge of specific confidential information that is not disclosed outside of Perimeter and which will constitute material nonpublic information, employee trading in our ordinary shares could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Perimeter and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Perimeter is subject to the Confidentiality, Invention and Non-Solicitation Agreement you have signed and is not to be used or disclosed outside of Perimeter, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our ordinary shares while in possession of material nonpublic information concerning Perimeter and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy or applicable law.
What is Perimeter’s policy on Insider Trading?
1.Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Perimeter’s securities while you are aware of material nonpublic information about Perimeter. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company because, or as a result, of your employment or affiliation with Perimeter. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Perimeter may be material to another company.
2.Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Perimeter or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”). Any nonpublic information you acquire in the course of your service with Perimeter may only be used for legitimate Perimeter business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including the Confidentiality, Invention and Non-Solicitation Agreement and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Perimeter or otherwise, based on material nonpublic information about that company that you receive based on, or as a result of, your employment or affiliation with Perimeter. In particular, you may not participate, in any manner other than passive observation, in any internet “chat” room, message board or social media platform messaging related to trading in Perimeter’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
3.Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Perimeter, such as a stock analyst, you should refer the inquiry to the General Counsel or the Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Perimeter, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?
This Policy applies to all officers, directors and employees of Perimeter (or “you”) upon the commencement of their relationship with Perimeter.
References in this Policy to “you” (as well as general references to directors, officers and employees of Perimeter) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you control. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Confidentiality, Invention and Non-Solicitation Agreement. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Perimeter securities and possess any material nonpublic information about Perimeter. This means that, even after you cease to be affiliated with Perimeter, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Perimeter, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Perimeter securities. This Policy therefore applies to purchases, sales and other transfers of Perimeter ordinary shares, options, warrants, debt securities and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange‑traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any Exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 Perimeter ordinary shares).
Transactions that are Strictly Prohibited or Require Special Consideration

1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
2.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Perimeter securities. Short sales may signal to the market possible bad news about Perimeter or a general lack of confidence in Perimeter’s prospects, and an expectation that the value of Perimeter’s securities will decline.
3.You may not:
a.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Perimeter securities (other than stock options and other compensatory equity awards issued to you by Perimeter). This includes any hedging or similar transaction designed to decrease the risks associated with holding Perimeter ordinary shares.
b.Use Perimeter’s securities as collateral for loans – You may not pledge Perimeter securities as collateral for loans unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Perimeter securities.
c.Hold Perimeter ordinary shares in margin accounts - You may not hold Perimeter ordinary shares in margin accounts unless you have adopted a 10b5-1 trading plan that removes any discretion you may have over trading in Perimeter securities.
What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our ordinary shares. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public, and the public has had a chance to absorb and evaluate it. Financial information is particularly sensitive.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer or their delegate.
When may I trade in Perimeter ordinary shares?
Even if you are not in possession of any material nonpublic information, you may only trade in Perimeter ordinary shares if all of the following conditions have been met:

1.Open trading window: You may only engage in transactions involving Perimeter ordinary shares during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the end of the tenth trading day of the third month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board of Perimeter (“Directors”) or an executive officer of Perimeter (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (“Executives”)), you must receive pre-clearance from a Compliance Officer of your proposed trade (please see attached form). From time to time, Perimeter may identify other persons who require pre-clearance, and a Compliance Officer may update and revise Schedule I as appropriate. If you are a Compliance Officer, you may not engage in a transaction involving Perimeter ordinary shares unless the other Compliance Officer or outside corporate counsel has pre‑cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre‑clearance and may determine not to permit the transaction.
3. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” (See “Can I adopt a 10b5-1 Plan?” below.)
Can I adopt a 10b5-1 Plan?
10b5-1 plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5‑1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet any requirements for such 10b5-1 trading plans or guidelines established by Perimeter, including pre-approval by a Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information or a blackout period is in effect at the time of the transaction.
The SEC adopted final rules imposing new conditions on the availability of the affirmative defense available to insiders under Rule 10b5-1. In order to comply with the new rules, the Compliance Officer may only authorize an insider to enter into a Rule 10b5-1 trading plan to the extent that insider and the policy comply with the following:
1.the contract or instructions to a third person must be binding upon the insider, be in writing, provide definitive instructions regarding amount, timing and price at which the securities can be sold or purchased (which can be in the form of a formula), remove any authority of the insider to modify the execution of the plan and comply with the other SEC rules on 10b5-1 plans;
2.the 10b5-1 plan cannot be effective until (A) the later of (i) ninety days after adoption of the Rule 10b5-1 trading plan, or (ii) two business days following the Company’s filing of a Form

10-Q or 10-K if adopted by a director or officer or (B) thirty days following the adoption of the Rule 10b5-1 trading plan for all other employees;
3.the officer, director or employee wishing to enter into a Rule 10b5-1 trading plan must certify within the contract or plan AND to the Compliance Officer, in writing, that at the time of entering into such contract or plan: (i) he or she is not in possession of material non-public information concerning the Company; (ii) he or she adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (iii) he or she has not entered into any other transaction that would have the effect of hedging the purchase or sale of the securities that are the subject of the contract or plan; and (iv) the proposed trade does not violate the trading restrictions of Section 16 of the 1934 Act or Rule 144 under the 1933 Act; and
4.the insider may not have more than one Rule 10b5-1 trading plan effective at any time.
The Compliance Officer has full discretion to determine whether to approve any 10b5-1 plan, whether or not such plan complies with the procedures set forth above. Any amendment or early termination of any approved 10b5-1 trading plan must be submitted for authorization and pre-clearance by the Compliance Officer. Any amendment to the amount, price or timing of the purchase or sale of securities under a contract or plan is a termination of such contract or plan.
Directors and Executives are strongly encouraged, should they wish to trade in Perimeter ordinary shares, to do so through a 10b5-1 trading plan. Anyone else desiring to trade through such a plan may also do so in compliance with any specific requirements or guidelines established by Perimeter. Trading plans must be pre-approved by and filed with a Compliance Officer. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Perimeter, as well as civil and criminal penalties as described in the section titled “What are the Consequences of Insider Trading?” below.
When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Perimeter has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors and officers of Perimeter as well as certain employees who have regular access to material non-public information relating to Perimeter in the normal course of their job (the “Designated Employees”) may not engage in transactions involving Perimeter ordinary shares during quarterly blackout periods. Quarterly blackout periods begin at the end of the tenth trading day of the third month of each fiscal quarter and ends at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Perimeter ordinary shares from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Perimeter’s ordinary shares until approved by one of our Compliance Officers.
Are there any Exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1.Receipt, vesting and exercise of stock awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Perimeter, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
2.Sale of shares to cover tax withholdings
The trading restrictions under this Policy do not apply to the sale of Perimeter ordinary shares issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees), provided that, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in connection with your execution of an equity award agreement, or in a manner approved by a Compliance Officer or their delegate.
3.Purchases from the Perimeter Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in any Company employee stock purchase plan or to purchases of the Company’s ordinary shares under such plan. However, the trading restrictions do apply to subsequent sales of the Company’s ordinary shares.
4.Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
5.Bona fide gifts, inheritance or change in form of ownership
Other than as set forth herein, trading restrictions under this Policy do not apply to bona fide gifts involving Perimeter securities, transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Perimeter securities does not change. However, bona fide gifts are subject to pre-clearance provisions in order to ensure that all bona fide gifts are reported on a timely basis on Form 4 within two business days of the effective date of the gift. Some transactions that involve merely a change in the form in which you own securities may be permitted.
6.Other exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.
What are the Consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Perimeter and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Violating this Policy may also result in immediate termination of your employment.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our Reporting Hotline at perimeter-solutions.ethicspoint.com or by telephone in the US: (844)950-2833.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

Amendments
Perimeter is committed to continuously reviewing and updating its policies, and Perimeter therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.